EXHIBIT 99.2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I have read Export Development Canada’s annual report on Form 18-K dated May 8, 2013 to be filed pursuant to the Securities Exchange Act of 1934. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the use of my report dated February 21, 2013 to the Minister of International Trade on Export Development Canada’s consolidated statement of financial position as at December 31, 2012, the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information, included in Export Development Canada’s annual report attached to the above-mentioned Form 18-K, and to the incorporation by reference of such report into Export Development Canada’s Registration Statement on Schedule B under the Securities Act of 1933 filed on July 20, 2012.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purposes. I have not performed any procedures subsequent to the date of this consent.

/s/ Clyde M. MacLellan
Clyde M. MacLellan, CA Assistant Auditor General for the Auditor General of Canada

Ottawa, Canada

May 8, 2013